EX-2.1 Plan of Conversion of Mantra Venture Group Ltd. From a Nevada Corporation into a British Columbia Corporation dated October 29, 2009

PLAN OF CONVERSION OF

MANTRA VENTURE GROUP LTD.

FROM A NEVADA CORPORATION

INTO

A BRITISH COLUMBIA CORPORATION

This Plan of Conversion of Mantra Venture Group Ltd. from a Nevada corporation into a British Columbia corporation (the “Plan”), is entered into an adopted as of the 29th day of October, 2008.

RECITALS:

A.	Mantra Venture Group Ltd. (“Mantra”) is a corporation duly organized under the laws of the State of Nevada, having been formed on January 22, 2007 under the name Mantra Venture Group Ltd.;

B.	The authorized capital stock of Mantra consists of 100,000,000 common shares and 20,000,000 preferred shares with par value of $0.00001.

C.
The Shareholders of Mantra deem it advisable for the general welfare and advantage of Mantra and its members that Mantra convert from a Nevada corporation into a British Columbia corporation pursuant to this plan and pursuant to the applicable provisions of the laws of the Province of British Columbia.

PLAN

1.
CONVERSION TO BRITISH COLUMBIA CORPORATION. At Effective Time of Conversion, Mantra shall cease to be a Nevada corporation and shall become a British Columbia corporation. The “Effective Time of Conversion” shall be that date on which the Articles of Conversion substantially in the form of Exhibit “1”, which is attached hereto and incorporated herein by reference for all purposes, are filed in the office of the Nevada Secretary of State, all after satisfaction of the respective requirements of the applicable laws of said states prerequisite to such filings.

2.
MANTRA TO REMAIN IN AND CONTINUE EXISTENCE. Following the conversion, Mantra shall continue in existence. Following the conversion, Mantra shall be a company duly formed and in existence pursuant to the Business Corporations Act (British Columbia) (“BCBCA”).

3.
GOVERNING LAW: ARTICLES OF INCORPORATION. At all times during and after the Conversion, Mantra shall be governed by the laws of the Province of British Columbia, and by the terms of the Articles of Incorporation, attached to the Articles of Conversion as Exhibit “1”, which will be filed with the British Columbia Registrar of Corporations.

4.	BYLAWS. At Effective Time of Conversion, the bylaws of Mantra shall be adopted to comply with the British Columbia law.

5.	DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. The Board of Directors and the officers of Mantra shall remain the same following the conversion, and such directors and officers are as follows:

DIRECTORS:

            Larry Kristof
            Dennis Petke

OFFICERS:

President and CEO              Larry Kristof

CFO                                   Dennis Petke

6.
EFFECT OF CONVERSION. At the Effective Time of Conversion, Mantra, as a British Columbia company, shall succeed to, without other transfer, and shall possess and enjoy all the rights, privileges, immunities, powers, and franchises both of a public and a private nature, and be subject to all the restrictions, disabilities, and duties of Mantra as a Nevada corporation, and shall own all property, real, personal, and mixed, and shall be obliged for all prior debts of Mantra, a Nevada corporation, on whatever account, and all rights of creditors and all liens upon any property of Mantra shall be preserved unimpaired, and all debts liabilities, and duties of Mantra, as a Nevada corporation, shall attach to Mantra, as a British Columbia company, and may be enforced against it. No shareholder shall, as a result of this conversion, become personally liable for the liabilities or obligations of the converted entity.

7.
ACCOUNTING MATTERS. The assets and liabilities of Mantra, a Nevada corporation, as of the Effective Time of Conversion, shall be recorded on the books of Mantra, a British Columbia company, in the amounts at which they were carried at that time on the books of Mantra, a Nevada corporation.

8.
APPROVAL OF SHAREHOLDERS: FILING ARTICLES OF CONVERSION. The Conversion was submitted to the shareholders of Mantra as provided by law, and the Plan was adopted by the Directors after shareholder approval, and the Articles of Conversion in substantially the form attached hereto as Exhibit “1” shall be signed and delivered to the British Columbia Registrar of Companies office pursuant to the BCBCA and to the Nevada Secretary of State pursuant to the Nevada Revised Statues.

9.
CONSTRUCTION. The captions and sections of this Plan are for convenience of reference only and shall not affect the meaning or construction of any of the terms or provisions of this Plan. Whenever the context so requires, all words used herein in any gender shall include the masculine, feminine, and neuter gender, all singular words shall include the plural, and all plural works shall include the singular.

10.	GOVERNING LAW. To the extent not otherwise stated, this Plan shall be governed by and construed in accordance with the laws of the Province of British Columbia and the State of Nevada, as applicable.

11.
FURTHER DOCUMENTS. From time to time, as and when necessary, the President of Mantra shall execute and deliver, or cause to be executed and delivered, all such deeds and instruments, and to take, or cause to be taken, such further or other action as he may deem necessary or desirable, in order to vest in and confirm to Mantra, as a Nevada corporation, title to, and possession of, any property of Mantra acquired prior to the conversion, and otherwise to carry out the intent and purpose hereof, and the directors of Mantra and the proper officers and directors of Mantra are fully authorized, in the name of Mantra or otherwise, to take any and all such action.

EXECUTED to be effective as of the date first shown above.

        Mantra Venture Group Ltd.

        A Nevada corporation

        By: /s/ Larry Kristof

        Larry Kristof, President, CEO and Director